Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-40506 of Frequency Electronics, Inc. on Form S-8 of our report dated June 28, 2012 on our audits of the financial statements and supplemental schedules of the Frequency Electronics, Inc. 401(k) Savings Plan as of December 31, 2011 and 2010 and for the year ended December 31, 2011, which report is included in this Annual Report on Form 11-K filed on or about June 28, 2012.

/s/EISNERAMPER LLP
EISNERAMPER LLP
June 28, 2012
New York, New York